UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[_]   Preliminary Proxy Statement
[_]   Confidential, For Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             BKF CAPITAL GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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P R E S S   R E L E A S E
--------------------------------------------------------------------------------
Contact:   Mark Semer or Jim Fingeroth
           Kekst and Company
           (212) 521-4800


  BKF CAPITAL GROUP URGES STOCKHOLDERS TO REJECT STEEL PARTNERS BOARD NOMINEES

      COMPANY RESPONDS TO INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDATION

--------------------------------------------------------------------------------

NEW YORK, May 26, 2005 - BKF Capital Group, Inc. (NYSE: BKF) today sent a letter to its stockholders reiterating the unanimous recommendation of its Board of Directors that stockholders oppose the three candidates nominated to serve on the BKF Board by Steel Partners, L.P. ("Steel"), a dissident shareholder and competitor that is seeking influence and control BKF through a hostile proxy fight. The full text of the letter is printed below.

BKF also today responded to the recommendation by Institutional Shareholder Services (ISS) that BKF stockholders vote for the dissident slate of nominees. BKF is gratified that ISS agrees that people are the Company's most important asset and that instability can have a negative effect on its ability to retain and recruit clients and employees. It is surprising to BKF that ISS nevertheless came to its conclusion without specifically addressing the risk that Steel's involvement would pose to BKF's business.

The Company stated: "While we are obviously disappointed by ISS's recommendation, it does not in any way change our belief that BKF stockholders should vote in favor of the Company nominees, all of whom have served BKF capably for several years, and reject Steel's slate. We have made progress in our development as a business. Our investment teams are focused on generating returns, which are the key to our growth and success. We have continued our efforts to enhance shareholder value by initiating a new dividend policy that will distribute approximately 70% of our annual free cash flow to stockholders and by making a number of proposals relating to corporate governance. As such, we strongly urge all BKF stockholders to vote the WHITE proxy card in favor of BKF's Board nominees so that we can continue to build on the progress that has been made in recent years."

The full text of BKF's May 26, 2005 letter to stockholders is printed below.

BKF Capital Group trades on the New York Stock Exchange under the symbol "BKF" and operates primarily through its subsidiary John A. Levin & Co., Inc. Founded in 1982, John A. Levin & Co., Inc., is a New York-based investment management firm. As of March 31, 2005, the firm had approximately $13.1 billion under management. Clients include U.S. and foreign individuals, their related trusts and charitable organizations, college endowments, foundations, registered investment funds, and pension and profit-sharing plans.

                                      # # #

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May 26, 2005

            YOUR BOARD URGES YOU TO VOTE THE WHITE PROXY CARD TODAY!

To Our Fellow BKF Stockholders:

         You have likely received solicitations from Steel Partners, an asset management firm that recently took a position in BKF's stock and is now seeking to influence and control the company through a hostile proxy fight to appoint its hand-picked slate of directors. We, your board of directors, unanimously oppose the Steel solicitation and strongly urge you to evaluate it with great care and caution.

STEEL PARTNERS: A CORPORATE RAIDER AND CONFLICTED COMPETITOR

         Steel Partners seeks to portray itself as a long-term stockholder and independent stockholder advocate whose primary interest is to improve governance and enhance value for all BKF stockholders. This portrayal does not, however, hold up when compared to the reality of what Steel Partners has done as a corporate raider. Steel Partners has a history of leveraging small investment stakes and proxy solicitations or similar actions into control positions in industrial public companies. Once empowered, it has taken actions to force cash distributions, cost reductions and asset sales. THEY CLAIM SUCH ACTIONS WILL HELP REALIZE SHAREHOLDER VALUE IN BKF. WE BELIEVE SUCH ACTIONS WILL DESTROY IT. WE JUST DON'T UNDERSTAND HOW MR. LICHTENSTEIN BELIEVES HE CAN APPLY HIS INDUSTRIAL COMPANY MODEL TO OUR PERSONNEL-DEPENDENT SERVICE BUSINESS.

         For example, Steel Partners proposes to strip out up to 100% of our free cash flow and a substantial portion of our cash and cash equivalents. This would clearly impair our ability to grow and diversify our business and develop BKF as a stronger, more competitive force. In addition, Steel Partners' aggressive proxy fight tactics, including its threats to cut compensation and replace management, undermine our ability to attract and retain talented employees and build long-term relationships with our clients, which are the critical building blocks of value for this company. BASED ON THESE ACTIONS AND PROPOSALS, WE DO NOT BELIEVE STEEL PARTNERS AND ITS DIRECTOR NOMINEES WOULD SEEK TO MAXIMIZE VALUE FOR ALL BKF STOCKHOLDERS.

         But then, Mr. Lichtenstein may have other motivations. STEEL PARTNERS HAS NEVER ACKNOWLEDGED THE TREMENDOUS CONFLICTS OF INTEREST IT FACES IN MAKING A HOSTILE ATTACK ON A DIRECT COMPETITOR IN THE ASSET MANAGEMENT BUSINESS -- CONFLICTS THAT BELIE ITS CLAIM THAT IT IS AN INDEPENDENT STOCKHOLDER ADVOCATE. Its director nominees include Warren G. Lichtenstein, the principal owner and executive officer of Steel Partners. Through these board positions, Steel Partners and Mr. Lichtenstein would have access to competitively sensitive information and would be directly involved in the management and operation of the company. Mr. Lichtenstein, whose basic business model relies on having a network of fellow investors that will join him in attacking companies, may be focused on obtaining


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benefits for his asset management business that would in no way benefit the other stockholders of BKF.

         On the corporate governance front, Steel Partners has hardly been a role model. Over the last few years, companies on whose boards Mr. Lichtenstein and his representatives have served have paid millions of dollars in advisory fees to Steel Partners Limited, an affiliated management advisory firm of which Mr. Lichtenstein is also the President and CEO. Moreover, key committee assignments have routinely been filled with Steel Partners insiders and friends, such as a senior partner of its outside law firm (while that firm was providing services to both Steel Partners and the companies in question) and other persons with long affiliations with Steel Partners. MR. LICHTENSTEIN'S HYPOCRISY IN CAMPAIGNING ON A CORPORATE GOVERNANCE PLATFORM IS BREATHTAKING.

FALSE ATTACKS

         Mr. Lichtenstein has repeatedly stated that Henry Levin, one of two Senior Portfolio Managers for our event-driven investment products, was paid too large a bonus in light of the firm's overall profitability. Mr. Lichtenstein, however, chooses to ignore the fact that the strategies managed by Mr. Levin generated a very significant portion of the firm's positive cash flow. Messrs. Levin and Rango and the entire event-driven team are paid on the basis of the profitability of the strategies they manage. We believe that this mechanism does hold Messrs. Levin and Rango accountable for their performance. WE CAN ONLY WONDER HOW MR. LICHTENSTEIN PLANS TO PRESERVE THE VALUE OF THESE STRATEGIES FOR BKF STOCKHOLDERS BY ENGAGING IN A PUBLIC CAMPAIGN AGAINST ITS KEY PERSONNEL.

         Mr. Lichtenstein's attack on Barton Biggs, a well-respected figure in the investment management community, and the short-term arrangement entered into with his firm, Traxis Partners, is a similarly misguided attempt to allege impropriety when there was none. BKF simply disclosed an arrangement whereby a newly established company led by Barton Biggs paid rent to BKF for temporary space that was otherwise not being utilized. This arrangement was fully disclosed to the board of directors, and the amounts involved clearly did not violate the independence standards set forth in BKF's corporate governance guidelines.

         With respect to the underlying financial health of our business, Steel Partners also seeks to obscure rather than illuminate. As a sophisticated financial operator, Mr. Lichtenstein clearly recognizes that BKF has been generating positive cash flow. Nevertheless, he attempts to focus stockholders on the reported losses generated by BKF. As he well knows, these reported losses are the result of the amortization of intangible assets relating to the accounting treatment of the 1996 transaction between John A. Levin & Co. and BKF.

         Once again, we wish Mr. Lichtenstein would focus on the pertinent facts rather than seek to persuade through shallow arguments.



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PROTECT YOUR INTERESTS

         In sum, Mr. Lichtenstein's record makes one thing very clear: he is not interested in serving the interests of all stockholders, but in serving the interests of Warren Lichtenstein. MR. LICHTENSTEIN KNOWS THAT PORTFOLIO MANAGERS AND INVESTMENT PERSONNEL CAN'T BE SOLD OR REPLACED LIKE INDUSTRIAL PLANTS, YET HE IS PUBLICLY SEEKING TO DRIVE OUT BKF'S KEY INVESTMENT PERSONNEL, AND APPEARS TO BE WILLING TO RISK LOSING A SIGNIFICANT PORTION OF THE FIRM'S VALUE IN THE PROCESS, SO THAT HE CAN CONTROL A COMPETITIVE ASSET MANAGEMENT BUSINESS. If BKF's stock price falls as a result, his management company may still seek to generate fees from the business, or he may look for ways to deploy the assets of the company's clients in ways that benefit Steel Partners.

         Please do not be fooled -- Steel Partners is not primarily interested in corporate governance or in representing the interests of all stockholders. It is in this contest to further Mr. Lichtenstein's personal interests. Please protect YOUR interests by supporting management and its plan to develop the value of our company.

                The Board of Directors of BKF Capital Group, Inc.

                                      # # #

THE COMPANY AND ITS DIRECTORS AND CERTAIN OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. ADDITIONAL INFORMATION WITH RESPECT TO THOSE DIRECTORS AND CERTAIN OFFICERS AND THEIR OWNERSHIP OF THE COMPANY'S STOCK IS SET FORTH IN THE DEFINITIVEPROXY STATEMENT RELATING TO THE 2005 ANNUAL MEETING OF STOCKHOLDERS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2005.

STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE COMPANY'S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ALSO MAY BE OBTAINED FREE OF CHARGE BY WRITING TO THE COMPANY AT ONE ROCKEFELLER PLAZA, 19TH FLOOR, NEW YORK, NEW YORK 10020 OR BY CALLING (800) BKF-1891.

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of BKF and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, BKF claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on BKF's current expectations and are susceptible to a number of risks, uncertainties and other factors, and BKF's actual results, performance and achievements may differ

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materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; the performance of the securities markets and of value stocks in particular; the investment performance of client accounts; the retention of significant client and/or distribution relationships; competition; the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in BKF's other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond BKF's control. BKF will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is BKF's policy generally not to make any specific projections as to future earnings, and BKF does not endorse any projections regarding future performance that may be made by third parties.